Exhibit 99.1

                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                           October 31, 2014
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and nine months ended September 27, 2014 and September 28, 2013, in thousands of dollars except share and per share amounts.

                            Three Months Ended          Nine Months Ended
                        September 27, September 28, September 27, September 28,
                            2014          2013          2014          2013

Net sales                 $1,622,641   $1,648,105    $4,796,868    $4,914,440

Net earnings attributable
  to Seaboard             $  104,749   $   30,969    $  246,592    $  127,970

Net earnings per common
  share                   $    89.49   $    25.99    $   208.76    $   107.09

Average number of shares
  outstanding              1,170,550    1,191,744     1,181,217     1,195,006


Notes to Report of Earnings:

As of September 27, 2014, Seaboard's Pork segment sold to Triumph Foods LLC a 50% interest in Daily's Premium Meats, its processed meats division. Included in net earnings attributable to Seaboard for the three and nine months ended September 27, 2014 is a gain on sale of controlling interest in subsidiary of $39,279,000 net of taxes, or $33.56 and $33.25 per share, respectively ($64,392,000 gain before taxes). The final sale price is subject to agreement on the final working capital adjustments but any such remaining adjustment is not anticipated to be significant.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at http://www.seaboardcorp.com/investor

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